Exhibit 10.22

SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, Georgia 30326	KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC. 127 Public Square Cleveland, Ohio 44114

CONFIDENTIAL

January 14, 2019

Zix Corporation

2711 N. Haskell Avenue, Suite 2200

Dallas, TX 75204
Attention: David Rockvam

Project Zephyr
Commitment Letter

Ladies and Gentlemen:

You have advised SunTrust Robinson Humphrey, Inc. (“STRH”), SunTrust Bank (“SunTrust Bank”; together with STRH, “SunTrust”), KeyBanc Capital Markets Inc. (“KBCM”), and KeyBank National Association (“KeyBank” and together with KBCM, the “KeyBank Parties”; together with SunTrust, collectively, the “Commitment Parties”, “we” and “us”), that Zix Corporation (the “Borrower” or “you”) intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of AppRiver, LLC, a Florida limited liability company (together with its subsidiaries, collectively, the “Target”).  You have further advised us that, in connection with the foregoing, you and the Target intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or the Summary of Additional Conditions attached hereto as Exhibit C.  This commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C are referred to herein, collectively, as the “Commitment Letter”.

1.	Commitments.

In connection with the Transactions, (a) SunTrust Bank is pleased to advise you of its commitment to provide 70.0% of the aggregate principal amount of each of the Credit Facilities (and hereby commits to provide 70.0% of the entire amount of any increase or differing amounts required as a result of the exercise of the original issue discount and/or upfront fee flex provisions of the fee letter dated the date hereof (the “Fee Letter”) by us and acknowledged by you) and (b) KeyBank is pleased to advise you of its commitment to provide 30.0% of the aggregate principal amount of each of the Credit Facilities (and hereby commits to provide 30.0% of the entire amount of any increase or differing amounts required as a result of the exercise of the original issue discount and/or upfront fee flex provisions of the Fee Letter) on the terms set forth herein and subject only to the satisfaction of the limited conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein).

SunTrust Bank and KeyBank are sometimes referred to herein, collectively, as the “Initial Lenders” and, each, as an “Initial Lender.”  The Initial Lenders shall be severally liable in respect of their respective commitments to the Credit Facilities, on a several, and not joint, basis with the other Initial Lender, and no Initial Lender shall be responsible for the commitment of the other Initial Lender.

  2.Titles and Roles.

It is agreed that (i) each of STRH and KBCM will act as a joint lead arranger and joint bookrunner for each of the Credit Facilities (each a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (ii) SunTrust Bank will act as sole administrative agent and sole collateral agent (in such capacity, the “Administrative Agent”) for the Credit Facilities.  It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Credit Facilities, STRH shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, and KBCM shall have placement immediately to the right of STRH.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

3.Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”); provided that (a) we agree not to syndicate, assign or participate out our commitments to (i) certain banks, financial institutions, other institutional lenders and other investors, in each case, identified to us by you or True Wind Capital Management, LLC and its controlled affiliates (collectively, the “Sponsor”) in writing prior to the date hereof, (ii) competitors of the Borrower, the Target and their respective subsidiaries specified to us (or, if after the Closing Date, to the Administrative Agent) by you or the Sponsor in writing from time to time, or (iii) in the case of preceding clauses (i) and (ii), any of their affiliates that are (A) identified by you or the Sponsor in writing to us (or, if after the Closing Date, to the Administrative Agent) from time to time or (B) clearly identifiable on the basis of such affiliates’ name (provided that neither the Lead Arrangers nor the Administrative Agent shall have any liability with respect to any assignment or participation to any such affiliate included in the definition of Disqualified Lenders solely on account of this clause (iii)(B)) (the persons described in clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”), and no Disqualified Lenders may become Lenders or otherwise participate in the Credit Facilities, and (b) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the initial funding of the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any portion of such Initial Lender’s commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities on the Closing Date has occurred and (iii) unless you otherwise agree in writing, Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding on the Credit Facilities on the Closing Date has occurred; provided that, to the extent that a person is designated or becomes a Disqualified Lender pursuant to clause (a) above after the date of this Commitment Letter, such event shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in a Credit Facility, to the extent of the loan or commitment subject to such assignment or participation interest.

It is understood that the Initial Lenders’ respective commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.  The Lead Arrangers may commence syndication efforts promptly upon your acceptance of this Commitment Letter and as part of its syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) is achieved and (ii) the date that is sixty (60) days after the Closing Date (such earlier date, the “Syndication Date”), you agree to use commercially reasonably efforts to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and to the extent practical and appropriate (and not in contravention of the Acquisition Agreement), the Target’s existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, certain representatives and non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, your using commercially reasonable effects to arrange such contact between senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases with reasonable advance notice and at times and locations mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) in the preparation of the Information Materials, (d) the hosting, with the Lead Arrangers, of one (or more, if reasonably requested by the Administrative Agent) in-person meeting of prospective Lenders at a time and location to be mutually agreed upon (and, to the extent reasonably necessary as determined by the Lead Arrangers, one or more conference calls or one-on-one meetings with prospective Lenders at times to be mutually agreed upon and upon reasonable advance notice) (and your using commercially reasonable efforts to cause the officers of the Borrower and the Target to be available for such meetings to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement), (e) your providing customary projections of consolidated financial statements of the Borrower and its subsidiaries (including the Target) for each year commencing with the fiscal year in which the Closing Date occurs through the term of the Credit Facilities (collectively, the “Projections”) (it being acknowledged and agreed by the Lead Arrangers that the Projections were delivered prior to the date hereof), and (f) at any time prior to the later of the Closing Date and the Syndication Date, your ensuring (and to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Target to ensure) that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Sponsor, the Target or any of your subsidiaries being offered, placed or arranged with respect to the Borrower, the Guarantors, and the Target without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities (it being understood and agreed that your, the Sponsor’s, the Target’s, and your and their subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financing and letters of credit, and any other obligations or indebtedness existing or permitted to be incurred by the Target and its subsidiaries under the Acquisition Agreement (and extensions, refinancings and renewals of any such indebtedness to the extent permitted to be incurred under the Acquisition Agreement), in each case, will not be deemed to materially impair the primary syndication of the Credit Facilities).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.  We acknowledge that neither the Target nor any of its subsidiaries or affiliates is obligated to assist with any syndication of the Credit Facilities and their obligations to you are limited to the cooperation covenant in the Acquisition Agreement and your obligation to use commercially reasonable efforts will not require you to take any action contrary to, or to terminate, the Acquisition Agreement.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions (excluding Disqualified Lenders) reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld or delayed)) and the amount and distribution of fees among the Lenders.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Target or your or its respective affiliates (provided, in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide written notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions).  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to paragraphs 9 and 10 of Exhibit C attached hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda, to be used in connection with the syndication of the Credit Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum” and, together with such other customary marketing materials to be used in connection with the syndications, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means, in each case, subject to a market standard “click through” or similar confidentiality agreement reasonably approved by you, and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Target or your or its respective subsidiaries and securities for purposes of United States federal securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”) and who may be engaged in investment and other market related activities with respect to you, the Target or your or its respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Sponsor and the Target to assist to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement) us in preparing an additional version of the Information Memorandum to be used in connection with the syndication of the Credit Facilities that consists solely of Public Side Information with respect to you, the Target or any of your or its respective subsidiaries or any of your or their respective securities for the purpose of United States federal and state securities laws to be used by Public Siders.  The information to be included in the additional version of the Information Materials will not, for the avoidance of doubt, be required to be any more expansive than the information included in the version of the Information Materials provided to the Private Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Memorandum contains only Public Side Information and exculpate you, the Sponsor, the Target, and your and their respective affiliates and us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, at our reasonable request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).  Any Information Materials not marked “PUBLIC” shall be deemed to have Private Side Information.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that you and your counsel shall have been given a reasonable opportunity prior to any such distribution to review such documents and comply with the United States Securities and Exchange Commission disclosure obligations or any other applicable disclosure obligations with respect thereto prior to any such distribution): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notifications of changes in the Credit Facilities’ terms and conditions and (c) drafts and final versions of the Credit Facilities Documentation.  If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.Information.

You hereby represent and warrant that (with respect to Information relating to the Target, its subsidiaries and its and their respective businesses prior to the Closing Date, to your knowledge) (a) all written information and written data, other than (i) the Projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto from time to time, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are predictions as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.  You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information relating to the Target, its subsidiaries or their respective operations or assets, will, in all instances to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Target to) promptly supplement the Information and such Projections such that (with respect to Information relating to the Target, its subsidiaries and their respective businesses prior to the Closing Date, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties.  In arranging and syndicating the Credit Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections contained in the Information Materials without responsibility for independent verification thereof.  The Commitment Parties do not assume any responsibility for the accuracy or completeness of the Information or the Projections.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 4, the provision of any supplement thereto, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

5.Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter, if and to the extent due and payable in accordance with the terms set forth in the Term Sheet and the Fee Letter.  Once paid, such fees shall not be refundable except as otherwise set forth herein or therein or as otherwise agreed in writing by you and us.  Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 7 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of that paragraph) will be payable or reimbursable to you pursuant to this Commitment Letter, the Fee Letter or any other agreement entered into between you and the Lead Arrangers and/or any of their affiliates with respect to the Credit Facilities.

6.Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the limited conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B attached hereto, and upon satisfaction (or waiver by all Commitment Parties in writing) of such conditions, the initial funding of the Credit Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Credit Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Credit Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations and warranties made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or your applicable affiliate) have the right (taking into account any applicable notice or cure provisions) to terminate your or its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement  (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B attached hereto are satisfied (or waived by all Commitment Parties in writing) (provided that to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Target and each Guarantor that is an existing subsidiary thereof (provided that any certificated equity securities evidencing such equity interests, other than certificated equity securities of the Target or any Guarantor that is an existing subsidiary of the Target, will be required to be delivered on the Closing Date only to the extent actually received from the Target after your use of commercially reasonable efforts to obtain such certificates) and other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be provided and/or perfected within 120 days (or 30 days in the case of equity interests) after the Closing Date (or such later date after the Closing Date as the Administrative Agent shall agree) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably).  For purposes hereof, “Specified Representations” means (a) all representations and warranties of the Borrower, the Target, and each Guarantor that is an existing subsidiary thereof set forth in the Credit Facilities Documentation relating to the following: organizational existence; organizational power and authority, due authorization, execution and delivery and enforceability, in each case with respect solely to the Credit Facilities Documentation; no conflicts with or consents under organizational and governing documents, in each case, related solely to the entering into and the performance of the Credit Facilities Documentation, the incurrence of the extensions of credit thereunder and the giving of guaranties and granting of security in connection therewith; solvency as of the Closing Date (after giving effect to the Transactions and with solvency being determined in a manner consistent with Annex I to Exhibit C attached hereto) of the Target and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the PATRIOT Act; the use of loan proceeds not violating OFAC or FCPA; beneficial ownership certificates (to the extent required by applicable law); the Investment Company Act; and, subject to the proviso in the immediately preceding sentence, creation, validity, perfection and priority (subject to permitted liens) of security interests in the Collateral (as defined in Exhibit B).  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B attached hereto) is not a condition to the Initial Lenders’ respective commitments to fund the Credit Facilities hereunder on the Closing Date on the terms set forth herein and in the Fee Letter.

7.Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons (in each case other than any Excluded Affiliate acting in its capacity as such) and the respective officers, directors, employees, agents, advisors, partners and other representatives and successors and assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited to (i) in the case of legal fees and expenses, fees and expenses of one counsel for all such Indemnified Persons, taken as a whole and, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional primary and one additional local counsel in each applicable jurisdiction to each group of similarly affected Indemnified Persons and (ii) in the case of any other advisory or consultant, fees and expenses of such advisor or consultant but solely to the extent that you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon written demand for any reasonable, documented and invoiced out-of-pocket fees and expenses of one counsel for all such Indemnified Persons, taken as a whole and, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional primary and one additional local counsel in each applicable jurisdiction to each group of similarly affected Indemnified Persons, and other reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing and the fees and expenses of any other third-party advisors; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, affiliates or any of its or their respective officers, directors, employees, agents, partners or successors (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlling persons or affiliates under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Sponsor, the Target or any of your or their respective affiliates; provided, further, that each Indemnified Person, to the extent acting in its capacity as an agent or arranger or similar role under the Credit Facilities, shall remain indemnified in respect of such disputes; and (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s non-legal consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, due diligence expenses, reasonable, documented and invoiced travel expenses and reasonable, documented and invoiced fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Credit Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  You acknowledge that certain of us may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors or (y) any material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter or the Fee Letter, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you (or your affiliates), the Sponsor (or its affiliates), the Target (or its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Credit Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this Section 7, except to the extent you are materially prejudiced by such failure.  You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that withholding consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person.  In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable, documented and invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.  Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7.

8.Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates will use confidential information obtained from you, the Target or any of your or their respective affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or your or their respective affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties and their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties and their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Target and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties, on the one hand, and you, the Target, your and its respective equity holders or your or their respective affiliates, on the other hand.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and each of its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an advisor, an agent or a fiduciary of you, the Target, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and (iv) you have consulted your own legal, tax, accounting and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that (a) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (b) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and (c) we have provided no legal, accounting, regulatory or tax advice and you contacted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

9.Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the relevant Commitment Parties (which may be provided by electronic means) (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to you and your Related Parties (as defined below) who need to know such information in connection with the Transactions, (b) to the Sponsor, and to your and any of the Sponsor’s affiliates, in each case, on a confidential basis, (c) if the relevant Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure, (d) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligation owing to us (including those set forth in this paragraph), (e) in any legal, judicial or administrative proceeding or as otherwise required by or furnished pursuant to any applicable law, rule or regulation (including this Commitment Letter (but not the Fee Letter, other than the aggregate fee amount, unless required by the Securities and Exchange Commission, in which case you shall provide only a version redacted in a customary manner), including, without limitation, any applicable rules of any national securities exchange and/or applicable federal securities laws in connection with any Securities and Exchange Commission filings relating to the Acquisition) or compulsory legal process or as requested by a governmental authority and/or regulatory authority (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof) or (f) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter; provided that (i) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof except as provided below) to the Target (including any shareholder representative), its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis, (ii) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the contents hereof (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Credit Facilities (including the Information Materials) or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet (and the other exhibits and attachments hereto) and the contents thereof (together with the results of the exercise of any “market flex” provisions in the Fee Letter and the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), to potential Lenders, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing relating to the Transactions, (v) you may disclose this Commitment Letter (including the Term Sheet and the other exhibits and attachments hereto) and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder, and (vi) if the fee amounts payable pursuant to the Fee Letter, and the  terms of the “market flex” provisions in the Fee Letter (including successful syndication levels), have been redacted in a customary manner and consistent with the requirements of the Acquisition Agreement, you may disclose the Fee Letter and the contents thereof to the Target (including any shareholder representative), its subsidiaries and their respective Related Parties, controlling persons or equity holders, on a confidential basis.  The provisions of this paragraph (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate on the second anniversary of the date hereof.

Each Commitment Party and its affiliates will use all non-public information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions (including any information obtained by them based on a review of any books and records relating to you or the Target or any of your or its subsidiaries or affiliates) solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) with your prior written consent, (b) to industry trade organizations where such information with respect to the Credit Facilities is customarily included in league table measurements, (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (d) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority (including any self-regulatory authority) exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (e) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or any of its or their Related Parties in violation of any confidentiality obligations (including those set forth in this paragraph) owing to you, the Target or any of your or their respective affiliates or any of your or their Related Parties, (f) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not, to such Commitment Party’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective affiliates or any of your or their Related Parties, (g) to the extent that such information is independently developed by such Commitment Party or any of its affiliates without the use of any confidential information and without violating the terms of this Commitment Letter, (h) to such Commitment Party’s affiliates (in each case, other than any Excluded Affiliates) and to its and their respective directors, officers, employees, shareholders, legal counsel, independent auditors, professionals and other experts or agents (such Persons, “Related Parties”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with such Commitment Party being responsible for such compliance), (i) to actual or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries under any Credit Facility, (j) for purposes of establishing a due diligence defense in any legal proceedings, and (k) as is necessary or advisable in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the Fee Letter; provided that no such disclosure shall be made to the members of such Commitment Party’s or any of its affiliates’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of the Target and its subsidiaries, including through the provision of advisory services (any entities described in clauses (x) and (y), “Excluded Affiliates”); other than to a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and the Commitment Parties’ internal legal, compliance, risk management, credit or investment committee members, in each case solely to the extent that any such information that is disclosed to such persons is done so on a “need to know” basis solely in connection with the transactions contemplated by this Commitment Letter and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that the disclosure of any such information pursuant to clause (i) above shall be made subject to the acknowledgement and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Lead Arranger, including, without limitation, as set forth in the Information Materials) in accordance with the standard syndication process of the Lead Arrangers or market standards for dissemination of such types of information, which may require “click-through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof.  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder.  The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.  In no event shall any disclosure of information referred to above be made to any Disqualified Lender.  It is understood and agreed that each Commitment Party may, at its expense and on a customary basis, advertise or promote its role in arranging or providing any portion of any Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of  a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower.

10.Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event that any affiliate or branch through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any such affiliate or branch referred to in the foregoing clause (a) of the obligations hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED,

HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER OR TO DECLINE TO CONSUMMATE THE ACQUISITION IN ACCORDANCE WITH THE TERMS THEREOF, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good-faith negotiation of the Credit Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.  Promptly following the execution of this Commitment Letter and the Fee Letter, the parties hereto shall proceed with the negotiation in good faith of the Credit Facilities Documentation for purposes of executing and delivering the Credit Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County (the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other courts to whose jurisdiction such person is subject, by suit on the judgment or in any other manner provided by law; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and that does not involve claims against us or the Lenders or any Indemnified Person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable in accordance with the terms hereof and of the Fee Letter), reimbursement (if applicable in accordance with the terms hereof and of the Fee Letter), jurisdiction, governing law, venue, waiver of jury trial, service of process, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Credit Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ respective commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date, (b) confidentiality of the Fee Letter and the contents thereof and (c) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded, to the extent covered thereby, by the provisions of the Credit Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ respective commitments with respect to the Credit Facilities hereunder (in whole but not in part) at any time subject to the provisions of the penultimate preceding sentence.  In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ respective commitments with respect to the Credit Facilities in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit C.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 14, 2019.  The Initial Lenders’ respective commitment and the obligations of the Commitment Parties hereunder will automatically expire at such time in the event that the Lead Arrangers (or their counsel) have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Credit Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 11:59 p.m., New York City time, on May 14, 2019 (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

SUNTRUST BANK

By/s/ William H. Tallman III
Name:  William H. Tallman III
Title:    Vice President

SUNTRUST ROBINSON HUMPHREY, INC.

By/s/ Todd M. Koetje
Name:  Todd M. Koetje
Title: Managing Director

[Zephyr—Signature Page to Commitment Letter]

KEYBANK NATIONAL ASSOCIATION

By/s/ Jeff Kalinowski
Name:  Jeff Kalinowski
Title:    Senior Vice President

KEYBANC CAPITAL MARKETS INC.

By/s/ Stacy Moritz
Name:  Stacy Moritz
Title:    Managing Director

[Zephyr—Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

ZIX CORPORATION

By /s/ David J. Wagner
    Name: David J. Wagner
    Title:   President and Chief Executive Officer

[Zephyr—Signature Page to Commitment Letter]

EXHIBIT A

Project Zephyr
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

In connection with the Acquisition, it is intended that:

a)

On or prior to the Closing Date, True Wind Capital Management, LLC and its controlled affiliates (collectively, the “Sponsor”) will directly or indirectly make new cash equity contributions to the Borrower in the form of perpetual accruing convertible preferred equity (the “Preferred Equity”) pursuant to that certain Investment Agreement, dated as of January 14, 2019, among the Sponsor and the Borrower (the “Equity Contribution”) in an aggregate amount equal to at least $100 million in gross proceeds (the “Minimum Equity Amount”).

b)

The Borrower will obtain the Credit Facilities described in Exhibit B to the Commitment Letter, which will include (i) a senior secured term loan facility denominated in dollars (the “Term Facility”) in an aggregate principal amount of $175 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount (“OID”) or upfront fees required to be paid in connection with the exercise of the “market flex” provisions in the Fee Letter with respect to the Term Facility and (ii) a senior secured revolving credit facility in an aggregate principal amount equal to $25 million (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”).

c)

Prior to, or substantially contemporaneously with, the funding of the Credit Facilities, all of the Borrower’s, the Target’s and their respective subsidiaries’ existing debt for borrowed money (other than any such debt that is permitted to survive pursuant to, in the case of the Borrower and its subsidiaries, the Credit Facility Documentation, and in the case of the Target and its subsidiaries, the Acquisition Agreement (as may be modified in accordance with paragraph 1 of Exhibit C)) will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release reasonably satisfactory to the Commitment Parties shall have been made) (together, the “Refinancing”).

d)

Pursuant to that certain Securities Purchase Agreement, dated as of January 14, 2019, among the Borrower, AppRiver Marlin Blocker Corp. (“Blocker”), AR Topco, LLC (“Topco”), and the other parties thereto (together with all exhibits, schedules and disclosure letters thereto, collectively, as amended, modified, supplemented, consented to or waived in accordance with paragraph 1 of Exhibit C, the “Acquisition Agreement”), the Borrower will acquire all of the issued and outstanding equity interests of the Target (the “Acquisition”), indirectly through its acquisition of Blocker and Topco, in accordance with the terms of the Acquisition Agreement.

e)

The proceeds of the Equity Contribution and the Credit Facilities borrowed on the Closing Date will be applied (i) to pay a portion of the consideration in connection with the Acquisition and any other payments contemplated by the Acquisition Agreement, (ii) to effect the Refinancing and (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs” and, together with the amounts set forth in clause (i) above, collectively, the “Acquisition Costs”).

A-1

The transactions described above (including the payment of the Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT C

Project Zephyr
Conditions1

The initial borrowings under the Credit Facilities on the Closing Date shall, subject in all respect to the Certain Funds Provisions, be subject to the satisfaction or waiver (by the Commitment Parties) of the following conditions:

1.

The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Commitment Parties (in their respective capacities as such), without the prior consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned and, provided that the Commitment Parties shall be deemed to have consented to such modification, amendment, supplement, consent, waiver or request unless they shall have objected thereto within five (5) business days after receipt by each Commitment Party of written notice of such modification, amendment, supplement, consent waiver or request) (it being understood and agreed that (a) any reduction in the purchase price of, or consideration for, the Acquisition shall not be considered materially adverse to the interests of the Lenders or the Commitment Parties so long as any such reduction is applied to reduce the Equity Contribution and the Term Facility on a ratable basis; (b) any increase in the purchase price of, or consideration for the Acquisition shall not be considered materially adverse to the Lenders or the Commitment Parties to the extent that any such increase is not funded with additional indebtedness (other than permitted Closing Date draws on the Revolving Facility) and (c) any amendment or modification to, waiver of or consent under the definition of “Material Adverse Effect” in the Acquisition Agreement shall be considered materially adverse to the interests of the Lenders and the Commitment Parties.

2.

The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Term Facility, shall be made, in at least the amount and consistent with the description thereof set forth in Exhibit A to the Commitment Letter (as such amount may be modified pursuant to paragraph 1 above).

3.	On the Closing Date, substantially concurrently with the initial funding under the Credit Facilities, the Refinancing shall have been consummated.
4.

There shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) with respect to Topco and its Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof).

5.

With respect to the Borrower, since December 31, 2017, there shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of the Borrower and its Subsidiaries (other than the Target), taken as a whole.

[1]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”).  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

6.

Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

7.

The Administrative Agent and the Lead Arrangers shall have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation (if applicable).

8.

Subject in all respects to the Certain Funds Provisions, the execution and/or delivery by the Borrower and Guarantors of (i) the Credit Facilities Documentation, which shall be consistent with the Commitment Letter, the Term Sheet (as modified to reflect any exercise of the “market flex” provisions in the Fee Letter) and the Documentation Principles, and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates (with customary attachments), good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto.

9.

The Commitment Parties shall have received (a) the Projections and (b) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on September 30, 2018 and each twelve-month period ending on the last day of each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (or 90 days if the end of such twelve-month period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which pro forma financial statements need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).  It is acknowledged and agreed that the Commitment Parties have received the items required by clause (a) and with respect to the twelve-month period ended on September 30, 2018, clause (b) of this Paragraph 9 as of the date of this Commitment Letter.

10.

The Commitment Parties shall have received the (a) audited consolidated balance sheet of the Target or AR Intermediate, LLC, a Delaware limited liability company (“ARI”), as applicable, and related statements of income, retained earnings, and members’ equity and changes in financial position of the Target or ARI, as applicable, as of the end of and for the fiscal years ended December 31, 2015 and December 31, 2016 and for the period between October 5, 2017 through December 31, 2017 and (b) unaudited consolidated balance sheets and related consolidated statements of income, retained earnings, and members’ equity and changes in financial position of ARI as of the end of and for the ten months ended October 31, 2018, and (c) a quality of earnings report for the Target.  It is acknowledged and agreed that the Commitment Parties have received the items required by clauses (a), (b) and (c) of this Paragraph 10 as of the date of this Commitment Letter.

11.

All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable, documented and invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Credit Facilities).

12.

With respect to the Target and the Borrower and its subsidiaries, the Specified Representations shall be true and correct in all material respects (or, if already qualified by materiality, in all respects).  With respect to the Target, the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, if already qualified by materiality, in all respects).

13.

The Commitment Parties shall have been afforded a period (the “Marketing Period”) of at least 20 consecutive business days from and including the date of delivery of the financial statements referred to in preceding paragraphs 9 and 10 above (the “Required Bank Information”), to syndicate the Credit Facilities to prospective Lenders; provided, however, that January 21, 2019, and February 18, 2019, shall not constitute “business days” for purposes of calculating such 20 consecutive business day period (but, for the avoidance of doubt, shall not cause such 20 consecutive business day period to restart); provided, further, that if the Borrower reasonably believes that it has delivered the Required Bank Information, the Borrower may deliver to the Commitment Parties written notice to that effect (stating when the Borrower believes it has completed such delivery), in which case the Borrower will be deemed to have delivered the Required Bank Information, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not done so and, within two business days after their receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity what portions of the Required Bank Information are missing or unsuitable).  For the avoidance of doubt, once the Marketing Period begins, the Marketing Period shall not be required to restart in the event additional financial information would otherwise be required to be delivered under the preceding paragraph 9.

ANNEX I to
EXHIBIT C

[THE BORROWER]

SOLVENCY CERTIFICATE

[____], 20[_]

Pursuant to Section [_] of the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [_________], the undersigned [chief financial officer] [other officer with equivalent duties] of the Borrower hereby certifies as of the date hereof, solely on behalf of the Borrower and not in his/her individual capacity and without assuming any personal liability whatsoever, that:

1.

I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries.  I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.  I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

2.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[_______________________]

By: __________________________

Name:
Title: